NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE:  November 13, 2012

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES SECOND QUARTER EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the second quarter of its fiscal year ending March 31, 2013.  For the quarter ended September 30, 2012, Community Financial reported earnings of $341,000 compared to $709,000 for the same period last year.  After payment of preferred dividends, net income available to common stockholders totaled $153,000 or $0.03 per diluted common share for the current quarter compared to $521,000 or $0.12 per diluted common share for the same quarter last year.  The decrease in net income for the current quarter compared to the September 30, 2011 quarter was due primarily to an increase in the provision for loan losses and a decrease in net interest income, which was partially offset by a decrease in non-interest expenses.

Total interest income decreased $722,000 during the September 30, 2012 quarter compared to the September 30, 2011 quarter due to a decrease in average loan volume. Total interest expense decreased by $250,000 for the 2012 period compared to the same period in 2011 primarily due to a decrease in the interest rates paid on interest-bearing liabilities. Our interest rate spread decreased by 21 basis points to 4.56% for the quarter ended September 30, 2012 compared to 4.77% for the same period in 2011.

Non-interest income decreased $113,000 to $918,000 for the quarter ended September 30, 2012 from $1,031,000 for the September 30, 2011 quarter. The decrease in non-interest income for the current quarter compared to the September 30, 2011 period was due to both a decrease in transaction account charges and loan fees. Non-interest expenses decreased $668,000 for the September 30, 2012 quarter compared to the September 30, 2011 quarter. The decrease in non-interest expenses was due primarily to a $684,000 decrease in real estate owned and collection expenses and a $199,000 decrease in compensation expenses for the September 30, 2012 quarter, partially offset by a $171,000 increase in professional fees.

The Company's total assets decreased $17.8 million, or 3.5%, to $486.1 million at September, 2012 from $503.9 million at March 31, 2012 due to a decrease in loans receivable. The $2.1 million, or 0.6%, increase in total deposits to $374.5 million at September, 2012, is due primarily to an increase in time deposits and transaction accounts. The increase in deposits is due to management’s strategy to increase deposits relative to loans receivable. Stockholders’ equity increased $1.2 million, or 2.4%, to $51.6 million at September 30, 2012, from $50.4 million at March 31, 2012, due to net income less dividends paid on preferred stock issued to the U.S. Treasury.

Community’s net income for the six months ended September 30, 2012 was $1.6 million or $.27 per diluted common share, compared to $1.3 million or $0.20 per diluted common share for the six months ended September 30, 2011. The increase in net income for the six months ended September 30, 2012 compared to the same period ended September 30, 2011 can be attributed to a decrease in noninterest expense.

Non-interest income decreased $179,000 to $1.8 million for the six months ended September 30, 2012 from $2.0 million for the September 30, 2011 period. The decrease in non-interest income for the current period compared to the September 30, 2011 period was due to both a decrease in transaction account charges and loan fees. Non-interest expenses decreased $1.8 million for the six months ended September 30, 2012 compared to the September 30, 2011 period. The decrease in non-interest expenses was due primarily to a $1.8 million decrease in real estate owned and collection expenses as real estate owned was reduced from $11.0 million at September 30, 2011 to $5.1 million at September 30, 2012 and a $376,000 decrease in compensation and benefits.

At September 30, 2012, non-performing assets totaled approximately $25.7 million or 5.28% of assets compared to $21.6 million or 4.29% of assets at March 31, 2012. Our allowance for loan losses to non-performing loans was 49.6% and to total loans was 2.33% at September 30, 2012 compared to 73.0% and 2.0%.  The increase in non-performing assets consisted of an increase of $8.4 million in nonaccrual loans. The Bank’s regulatory risk-based capital increased from 13.08% at March 31, 2012 to 14.05% at September 30, 2012.

At September 30, 2012, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(Dollars in thousands)			Percent
			Increase
	September 30, 2012	March 31, 2011	(Decrease)

Total assets	$486,143	$530,080	(3.5	) %
Loans receivable, net	428,518	445,098	(3.7)
Investment securities	20,610	11,383	81.1
Real estate owned and repossessed assets	5,048	9,259	(45.5)
Deposits	374,510	372,418	0.6
Borrowings	57,000	78,000	(26.9)
Stockholders’ equity	51,646	50,403	2.5

Selected Operations Data
(Dollars in thousands)
	Three Months Ended September 30,		Percent Increase
	2012	2011	(Decrease)

Interest income	$5,900	$6,622	(10.9	) %
Interest expense	650	900	(27.8	) )
Net interest income	5,250	5,722	(8.2	) )
Provision for loan losses	1,803	1,123	60.6)
Net interest income after provision for loan losses	3,447	4,599	(25.0)
Noninterest income	918	1,031	(11.0)
Noninterest expense	3,852	4,520	(14.8)
Income tax expense (benefit)	171	400	(57.3)
Net income (loss)	341	709	(51.9)
Effective dividend on preferred stock	188	188	---
Net income (loss) available to common stockholders	153	521	(70.6)

Selected Ratios and Other Information
	At or for the
	Three Months Ended		Percent
	September 30,		Increase
	2012	2011	(Decrease)

Return on average equity	2.64%	5.63%	(53.1	) %
Return on average assets	.28	.55	(49.1)
Interest rate spread	4.56	4.77	(4.4)
Diluted earnings (loss) per common share	$0.03	0.12	(75.0)
Dividends paid on common shares	---	---	---
Non-performing assets to total assets	5.28%	4.51%	17.1
Allowance for loan losses to total loans	2.33%	1.62%	43.8
Allowance for loan losses to nonperforming loans	49.6%	62.0%	(20.0

Selected Operations Data
	Six Months Ended		Percent
	September 30,		Increase
(In thousands)	2012	2011	(Decrease)

Interest income	$12,003	$13,532	(11.3	) %
Interest expense	1,330	1,900	(30.0	) )
Net interest income	10,673	11,632	(8.2)
Provision for loan losses	1,988	1,829	8.7
Net interest income after provision for loan losses	8,685	9,803	(11.4)
Noninterest income	1,825	2,005	(9.0)
Noninterest expense	7,998	9,847	(18.8)
Income tax expense	954	704	35.5
Net income	1,559	1,257	24.0
Effective dividend on preferred stock	376	376	---
Net income available to common stockholders	1,183	881	34.3

Other Selected Data
	At or For the
	Six Months Ended		Percent
	September 30,		Increase
	2012	2011	(Decrease)

Return on average equity	6.01%	4.94%	21.7%
Return on average assets	.63	.48	31.3
Interest rate spread	4.61	4.80	(4.0)
Non-performing assets to total assets	5.28	4.51	17.1
Allowance for loan losses to total loans	2.33	1.62	43.8
Allowance for loan losses to nonperforming assets	49.6%	62.0%	(20.0	) %

Per Share Data
	At or For the
	Six Months Ended		Percent
	September 30,		Increase
	2012	2011	(Decrease)

Diluted earnings per common share	$.27	$.20	35.0%
Book value per common share	8.94	8.73	24.1
Dividends paid on common shares	---	---	---
Shares outstanding	4,361,658	4,361,658	---